Exhibit 4.6

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS FORM OF REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of June 14, 2011 by and among SYMBION, INC., a Delaware corporation (the “Company”), SYMBION HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), each of the subsidiary guarantors listed in Schedule A attached hereto (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”) and [                                    ] (the “Initial Holders”).

This Agreement is made in connection with (i) the Notes Exchange Agreements, dated as of June 7, 2011, by and among the Company, the Guarantors and [                                  ] (collectively, the “Exchange Agreements”), which provide for, among other things, the issuance by the Company to the Initial Holders of an aggregate of $88,490,236 initial principal amount of the Company’s 8.00% Senior PIK Exchangeable Notes due 2017 (the “Notes”) in exchange for $85,396,396 aggregate principal amount of the Company’s existing 11.00%/11.75% Senior PIK Toggle Notes due 2015, plus accrued and unpaid interest thereon.

The Notes are issued under an indenture (the “Indenture”), dated as of the date hereof between the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).  Pursuant to the Indenture, the Guarantors are required to guarantee (collectively, the “Guarantees”) the Company’s obligations under the Notes and the Indenture.  References to the “Securities” shall mean, collectively, the Notes, the Guarantees, and any shares of common stock, par value $0.01 per share, of Holdings (“Common Stock”) issued upon exchange of the Notes pursuant to the terms thereof.  References to the “Issuers” shall mean both the Company and Holdings.  In order to induce the Initial Holders to enter into the Exchange Agreements, the Issuers have agreed to provide the registration rights set forth in this Agreement for the benefit of the Initial Holders and any subsequent holder or holders of the Securities.  The execution and delivery of this Agreement is a condition to the Initial Holders’ obligations under the respective Exchange Agreements.

The Notes and the Common Stock issued upon exchange of the Notes are “Company Securities” as defined in the Shareholders Agreement and, as a result, are subject to additional restrictions on transfer as well as certain other provisions set forth in the Shareholders Agreement.

In consideration of the foregoing, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  As used in this Agreement, the following capitalized defined terms shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended from time to time.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Accreted Principal Amount” shall have the meaning set forth in the Indenture.

“Additional Interest” means all amounts of additional interest, if any, payable under Section 2.04(a) or (b).

“Closing Date” shall have the meaning set forth in the Exchange Agreements.

“Common Stock” shall have the meaning specified in the preamble.

“Company” shall have the meaning set forth in the preamble and shall also include the Company’s successors.

“Depositary” shall mean The Depository Trust Company, or any other depositary appointed by the Company, provided, however, that such depositary must have an address in the Borough of Manhattan, in The City of New York.

“Effectiveness Period” shall have the meaning set forth in Section 2.01(b).

“Event Date” shall have the meaning set forth in Section 2.04(c).

“Exchange Agreements” shall have the meaning set forth in the preamble.

“Exchange Price” shall have the meaning set forth in the Indenture.

“Free Writing Prospectus” shall mean each free writing prospectus (as defined in Rule 405 under the 1933 Act) prepared by or on behalf of the Issuers (or any of their agents or representatives) or used or referred to by the Issuers (or any of their agents or representatives) in connection with the sale of the Securities.

“Guarantees” shall have the meaning set forth in the preamble.

“Guarantors” shall have the meaning set forth in the preamble and shall also include their respective successors.

“Holder” shall mean an Initial Holder, for so long as it owns any Registrable Securities, and each of its successors, assigns and direct and indirect transferees who become beneficial owners of Registrable Securities under the Indenture.

“Holdings” shall have the meaning set forth in the preamble and shall also include Holdings’ successors.

“Indenture” shall have the meaning set forth in the preamble.

“Initial Holders” shall have the meaning set forth in the preamble.

“Issuers” shall have the meaning set forth in the preamble.

“Majority Holders” shall mean the Holders of a majority of the aggregate initial principal amount of outstanding Notes constituting Registrable Securities; provided that, for the purposes of this definition, a Holder of shares of Common Stock for which any Notes were exchanged pursuant to the terms thereof shall be deemed to hold an aggregate initial principal amount of the Notes (in addition to the initial principal amount of Notes then held by such Holder) equal to (i) the number of such shares of Common Stock held by such Holder, multiplied by (ii) the Exchange Price in effect at the time of the exchange of such Notes as determined in accordance with the Indenture; provided, further that whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company, the Guarantors and any other guarantors of the Securities shall be disregarded in determining whether such consent or approval was given by the Holders of such required percentage amount.

“Notes” shall have the meaning set forth in the preamble.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Prospectus” shall mean the prospectus included in a Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, including any such prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by a Shelf Registration Statement, and by all other amendments and supplements to a prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Registrable Securities” shall mean the Securities; provided, however, that Securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to such Securities shall have been declared effective under the 1933 Act and such Securities shall have been disposed of pursuant to such Registration Statement or (ii) such Securities shall have ceased to be outstanding.

“Registration Expenses” shall mean any and all expenses incident to or incurred in connection with the performance by the Issuers of, or compliance by the Issuers with, this Agreement, including without limitation: (i) all SEC, stock exchange or Financial Industry Regulatory Authority (“FINRA”) registration and filing fees, including, if applicable, the fees and expenses of any “qualified independent underwriter” (and its counsel) that is required to be retained by any holder of Registrable Securities in accordance with the rules and regulations of FINRA, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws and compliance with the rules of FINRA (including reasonable fees and disbursements of counsel for any underwriters or Holders in connection with blue sky qualification of any of the Registrable Securities and any filings with FINRA), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, securities sales agreements and other documents relating to the performance of and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing, if any, of any of the Registrable Securities on any securities exchange or exchanges, (v) all rating agency fees, (vi) the fees and disbursements of counsel for the Issuers and of the independent public accountants of the Issuers, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance, (vii) the fees and expenses of the Trustee, and any escrow agent or custodian, (viii) in the case of a Shelf Registration Statement, the reasonable fees and disbursements of one special counsel (and any reasonably requested local counsel) representing the Holders of Registrable Securities (which counsel shall be elected by the Majority Holders) and (ix) any fees and disbursements of the underwriters customarily required to be paid by issuers or sellers of securities and shall be reasonably acceptable to the Company) and (x) the fees and expenses of any special experts retained by the Issuers in connection with any Shelf Registration Statement, but excluding underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a Holder.

“Registration Statement” shall mean any registration statement of the Issuers, as co-registrants, which covers any of the Registrable Securities pursuant to the provisions of this Agreement, and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“SEC” shall mean the Securities and Exchange Commission or any successor agency or government body performing the functions currently performed by the United States Securities and Exchange Commission.

“Shareholders Agreement” shall mean the Shareholders Agreement, dated as of August 23, 2007, among Holdings, Crestview Symbion Holdings L.L.C., The Northwestern Mutual Life Insurance Company, on behalf of itself and on behalf of its Group Annuity Separate Account, Trident IV, L.P., Trident IV Professionals Fund, L.P., Banc of America Capital Investors V, L.P., R6 Opportunity Fund, L.P., R6 Overseas Opportunity Fund, Ltd. and certain other persons named therein, as amended and supplemented from time to time.

“Shelf Registration” shall mean a registration effected pursuant to Section 2.01 hereof.

“Shelf Registration Statement” shall mean a “shelf” registration statement of the Issuers, as co-registrants, pursuant to the provisions of Section 2.01 of this Agreement which covers all of the Registrable Securities on an appropriate form under Rule 415 under the 1933 Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.  For the avoidance of doubt, all Subsidiary Guarantors in respect of the Notes (regardless of whether each such person is a Guarantor on the date hereof) shall be included as registrants in any Shelf Registration Statement.

“Subsidiary Guarantors” shall have the meaning set forth in the preamble and shall also include their successors.

“TIA” means the Trust Indenture Act of 1939, as amended and in effect on the date hereof.

“Trustee” shall mean the trustee with respect to the Securities under the Indenture.

ARTICLE 2
REGISTRATION UNDER THE 1933 ACT

Section 2.01.   Shelf Registration.  (a) Upon the request of the Majority Holders, the Issuers shall, at the Issuers’ cost, (i) file with the SEC not later than 90 days after the date of such request, a Shelf Registration Statement relating to the offer and sale of the Registrable Securities by the Holders from time to time and (ii) thereafter shall use their commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective under the 1933 Act not later than 180 days after the date of such request.

(b)           The Issuers shall use their commercially reasonable efforts to keep the Shelf Registration Statement continuously effective in order to permit the Prospectus forming part thereof to be usable by Holders until September 15, 2017, or for such shorter period that will terminate when all Registrable Securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or cease to be outstanding or otherwise to be Registrable Securities (the “Effectiveness Period”).

(c)           Notwithstanding any other provisions hereof, the Issuers shall use their commercially reasonable efforts to ensure that (i) any Shelf Registration Statement and any amendment thereto and any Prospectus forming part thereof and any supplement thereto complies in all material respects with the 1933 Act and the rules and regulations thereunder, (ii) any Shelf Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any Prospectus forming part of any Shelf Registration Statement, and any supplement to such Prospectus (as amended or supplemented from time to time), does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

The Issuers agree, if necessary, to supplement or amend the Shelf Registration Statement, as required by Section 3.01(b) below, and to furnish to the Holders of Registrable Securities copies of any such supplement or amendment promptly after its being used or filed with the SEC.

Section 2.02.  Expenses.  The Issuers shall pay all Registration Expenses in connection with the registration pursuant to Section 2.01.  Each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder’s Registrable Securities pursuant to the Shelf Registration Statement.

Section 2.03.  Effectiveness.  A Shelf Registration Statement pursuant to Section 2.01 hereof will not be deemed to have become effective unless it has been declared effective by the SEC; provided, however, that if, after it has been declared effective, the offering of Registrable Securities pursuant to a Shelf Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court, such Registration Statement will be deemed not to have become effective during the period of such interference, until the offering of Registrable Securities pursuant to such Registration Statement may legally resume.

Section 2.04.  Additional Interest.  (a) If either (i) a Shelf Registration Statement relating to the offer and sale of the Registrable Securities by the Holders from time to time is not filed with the SEC on or prior to the date that is 90 days after the date of any request from the Majority Holders pursuant to Section 2.01(a), or (ii) a Shelf Registration Statement relating to the offer and sale of the Registrable Securities by the Holders from time to time has not been declared effective on or prior to the date that is 180 days after the date of any such request (each such event referred to in clauses (i) and (ii) above, a “Registration

Default”), then additional interest shall accrue on the Accreted Principal Amount of the Notes at the rate of (A) 0.25% per annum for each day during the 90-day period beginning on, and including, the date such Registration Default occurs and on which any Registration Default is continuing, and (B) 0.50% per annum for each day thereafter on which any Registration Default is continuing. Following the cure of all Registration Defaults the accrual of Additional Interest will cease and the interest rate will revert to the original rate.  The Company will not be obligated to pay Additional Interest in respect of more than one Registration Default at a time.

(b)           If the Shelf Registration Statement is unusable by the Holders for any reason, and the aggregate number of days in any consecutive twelve-month period for which the Shelf Registration Statement shall not be usable exceeds 90 days in the aggregate, then additional interest shall accrue on the Accreted Principal Amount of the Notes at the rate of (i) 0.25% per annum for each day during the 90-day period beginning on, and including, the 90th day after the date such Shelf Registration Statement first ceases to be usable in such twelve-month period and on which such Shelf Registration Statement shall not be usable, and (ii) 0.50% per annum for each day thereafter on which such Shelf Registration Statement shall not be usable.   Upon the Shelf Registration Statement once again becoming usable, the interest rate borne by the Securities will be reduced to the original interest rate if the Issuers are otherwise in compliance with this Agreement at such time.  Additional Interest shall be computed based on the actual number of days for which the Shelf Registration Statement is unusable.

(c)           The Issuers shall notify the Trustee within three business days after each and every date (an “Event Date”) for which Additional Interest is payable.  Additional Interest shall be payable pursuant to the Indenture in the same manner as regular interest on the Notes and shall be computed on the basis of a 360-day year comprised of twelve 30-day months

ARTICLE 3
REGISTRATION PROCEDURES

Section 3.01.  Registration Procedures.  In connection with the obligations of the Issuers with respect to Registration Statements pursuant to Section 2.01 hereof, the Issuers shall:

(a)           prepare and file with the SEC a Registration Statement, within the relevant time period specified in Article 2, on the appropriate form under the 1933 Act, which form (i) shall be selected by the Issuers, (ii) shall be available for the sale of the Registrable Securities by the selling Holders thereof, (iii) shall comply as to form in all material respects with the requirements of the applicable form and include or incorporate by reference all financial statements required by the SEC to be filed therewith or incorporated by reference therein, and (iv) shall comply in all respects with the requirements of Regulation S-T under the 1933

Act, and use their commercially reasonable efforts to cause such Registration Statement to become effective and remain effective in accordance with Article 2 hereof;

(b)           prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary under applicable law to keep such Registration Statement effective for the applicable period in accordance with Article 2 hereof; and cause each Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provision then in force) under the 1933 Act and comply with the provisions of the 1933 Act, the 1934 Act and the rules and regulations thereunder applicable to them with respect to the disposition of all securities covered by each Registration Statement during the applicable period;

(c)           (i) notify each Holder of Registrable Securities for which the Company has information, at least five business days prior to filing, that a Shelf Registration Statement with respect to the Registrable Securities is being filed; (ii) furnish to each Holder of Registrable Securities and to each underwriter of an underwritten offering of Registrable Securities, if any, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request, including financial statements and schedules and, if the Holder so requests, all exhibits in order to facilitate the public sale or other disposition of the Registrable Securities (for the avoidance of doubt, any such supplement or amendment electronically filed with the SEC on the EDGAR system shall be deemed furnished to the Holders of Registrable Securities); and (iii) hereby consent to the use of the Prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities in accordance with applicable law in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto;

(d)           use their commercially reasonable efforts to register or qualify the Registrable Securities under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder of Registrable Securities covered by a Registration Statement shall reasonably request by the time the applicable Registration Statement is declared effective by the SEC, and do any and all other acts and things which may be reasonably necessary or advisable to enable each such Holder and underwriter to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that neither Issuer shall be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it is not then so qualified or would not otherwise be required to qualify but for this Section 3.01(d), or (ii) take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject;

(e)           notify promptly each Holder of Registrable Securities for which the Company has information, and, if requested by such Holder, confirm such advice in writing promptly (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of any request by the SEC or any state securities authority for post-effective amendments and supplements to a Registration Statement and Prospectus or for additional information after the Registration Statement has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) in the case of a Shelf Registration, if, between the effective date of a Registration Statement and the closing of any sale of Registrable Securities covered thereby, the representations and warranties of the Issuers contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to the offering cease to be true and correct in all material respects (or, in the case of any representation or warranty that by its terms is qualified by reference to materiality, a material adverse effect or any term or concept of similar import, such representation or warranty ceases to be true in all respects), (v) of the happening of any event or the discovery of any facts during the period a Shelf Registration Statement is effective which makes any statement made in such Registration Statement or the related Prospectus untrue in any material respect or which requires the making of any changes in such Registration Statement or Prospectus in order to make the statements therein not misleading, (vi) of the receipt by the Issuers of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (vii) of any determination by the Issuers that a post-effective amendment to such Registration Statement would be appropriate;

(f)            furnish counsel for the Holders of Registrable Securities copies of any comment letters received from the SEC or any other request by the SEC or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information;

(g)           make commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment;

(h)           furnish to each Holder of Registrable Securities, and each underwriter, if any, without charge, at least one conformed copy (or one electronically reproducible conformed copy) of each Registration Statement and any post-effective amendment thereto, including financial statements and schedules (without documents incorporated therein by reference and all exhibits thereto, unless requested);

(i)            cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations, if applicable, (consistent with the provisions of the Indenture) and registered in such names as the selling Holders or the underwriters, if any, may reasonably request at least three business days prior to the closing of any sale of Registrable Securities;

(j)            upon the occurrence of any event or the discovery of any facts, each as contemplated by Sections 3.01(e)(v) and 3.01(e)(vi) hereof, as promptly as practicable after the occurrence of such an event, use their commercially reasonable efforts to prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain at the time of such delivery any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or will remain so qualified.  At such time as such public disclosure is otherwise made or the Issuers determine that such disclosure is not necessary, in each case to correct any misstatement of a material fact or to include any omitted material fact, the Issuers agree as promptly as practicable to notify each Holder of such determination and to furnish each Holder such number of copies of the Prospectus as amended or supplemented, as such Holder may reasonably request;

(k)           a reasonable time prior to the filing of any Registration Statement, any Prospectus, any amendment to a Registration Statement or amendment or supplement to a Prospectus or any document which is to be incorporated by reference into a Registration Statement or a Prospectus after initial filing of a Registration Statement, provide copies of such document to the Holders; and make representatives of the Issuers, as shall be reasonably requested by the Holders of Registrable Securities available for discussion of such document;

(l)            obtain a CUSIP number for all Registrable Securities not later than the effective date of a Registration Statement, and provide the Trustee with printed certificates for the Registrable Securities, as the case may be, in a form eligible for deposit with the Depositary;

(m)          (i) cause the Indenture to be qualified under the TIA in connection with the registration of the Registrable Securities, (ii) cooperate with the Trustee and the Holders to effect such changes to the Indenture as may be required for the Indenture to be so qualified in accordance with the terms of the TIA and (iii) execute, and use their commercially reasonable efforts to cause the Trustee to execute, all documents as may be required to effect such changes, and all other forms and documents required to be filed with the SEC to enable the Indenture to be so qualified in a timely manner;

(n)           when requested by the Majority Holders, enter into underwriting agreements and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities and in such connection therewith:

(i)    to the extent practicable, make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, in form, substance and scope as are customarily made by issuers and guarantors to Holders or underwriters, as the case may be, in similar underwritten offerings as may be reasonably requested by them;

(ii)   if requested by any Holder or Holders of Securities being sold, obtain opinions of counsel to the Issuers and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and the holders of a majority in principal amount or number of the Registrable Securities being sold) addressed to each selling Holder (to the extent customary) and the underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Holders and underwriters;

(iii)  in the case of an underwritten offering, obtain “cold comfort” letters and updates thereof from the Issuers’ independent certified public accountants (and, if necessary, any other independent certified public accountants of any subsidiary of the Issuers or of any business acquired by the Issuers for which financial statements are, or are required to be, included in the Registration Statement) addressed to the underwriters, if any, and use reasonable efforts to have such letter addressed to the selling Holders of Registrable Securities (to the extent consistent with Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accountants), such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters to underwriters in connection with similar underwritten offerings;

(iv)  enter into a securities sales agreement with the Holders and an agent of the Holders providing for, among other things, the appointment of such agent for the selling Holders for the purpose of soliciting purchases of Registrable Securities, which agreement shall be in form, substance and scope customary for similar offerings;

(v)   if an underwriting agreement is entered into, cause the same to set forth indemnification provisions and procedures substantially equivalent to the indemnification provisions and procedures set forth in Article 4 hereof with respect to the underwriters and all other parties to be indemnified pursuant to said Section or, at the request of any underwriters, in the form customarily provided to such underwriters in similar types of transactions; and

(vi)  deliver such documents and certificates as may be reasonably requested and as are customarily delivered in similar offerings to the Holders of a majority in principal amount or number of the Registrable Securities being sold and the managing underwriters, if any.

The above shall be done at (i) the effectiveness of such Shelf Registration Statement (and each post-effective amendment thereto) and (ii) each closing under any underwriting agreement as and to the extent required thereunder;

(o)        make available for inspection by representatives of the Holders of the Registrable Securities, any lead managing underwriters participating in any disposition pursuant to a Shelf Registration Statement and any counsel or accountant retained by any of the foregoing, at reasonable times and in a reasonable manner, all financial and other records, pertinent corporate documents and properties of the Issuers and the Subsidiary Guarantors reasonably requested by any such persons, and cause the respective officers, directors, employees, and any other agents of the Issuers to supply all information reasonably requested by any such representative, underwriter, special counsel or accountant in connection with a Registration Statement, and make such representatives of the Issuers available for discussion of such documents as shall be reasonably requested by the  Majority Holders (subject to customary confidentiality agreements);

(p)        a reasonable time prior to filing any Shelf Registration Statement, any Prospectus forming a part thereof, any amendment to such Shelf Registration Statement or amendment or supplement to such Prospectus, provide copies of such document to the Holders of Registrable Securities, to the Holders, to counsel for the Holders and to the underwriter or underwriters of an underwritten offering of Registrable Securities, if any, make such changes in any such document prior to the filing thereof as the Majority Holders, the counsel to the Holders or the underwriter or underwriters reasonably request and, except as otherwise required by applicable law, not file any such document in a form to which the Majority Holders, counsel for the Holders of Registrable Securities or any underwriter shall not have previously been advised and furnished a copy of or to which the Majority Holders, counsel to the Holders of Registrable Securities or any underwriter shall reasonably object, and make the representatives of the Issuers available for discussion of such document as shall be reasonably requested by the Holders of Registrable Securities, counsel for the Holders of Registrable Securities or any underwriter.

(q)        use their commercially reasonable efforts to cause all Registrable Securities that are Common Stock to be listed on any securities exchange on which Common Stock is then listed;

(r)         use their commercially reasonable efforts to cause the Registrable Securities that are debt securities to be rated by the appropriate rating agencies, if so requested by the Majority Holders, or if requested by the underwriter or underwriters of an underwritten offering of Registrable Securities, if any;

(s)        otherwise comply with all applicable rules and regulations of the SEC and make available to their security holders, as soon as reasonably practicable, an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158 thereunder; and

(t)         reasonably cooperate and assist in any filings required to be made with FINRA.

The Issuers may (as a condition to such Holder’s participation in the Shelf Registration) require each Holder of Registrable Securities to furnish to the Issuers such information regarding the Holder (including, without limitation, a customary selling holder questionnaire) and the proposed distribution by such Holder of such Registrable Securities as the Issuers may from time to time reasonably request in writing.

Each Holder agrees that, upon receipt of any notice from the Issuers of the happening of any event or the discovery of any facts, each of the kind described in Section 3.01(e)(v) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to a Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.01(j) hereof, and, if so directed by the Issuers, such Holder will deliver to the Issuers (at their expense) all copies in such Holder’s possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

In the event that the Issuers fail to file any Shelf Registration Statement and maintain the effectiveness of any Shelf Registration Statement as provided herein, neither Issuer shall file any Registration Statement with respect to any securities (within the meaning of Section 2(1) of the 1933 Act) of such Issuer, other than Registrable Securities.

If the Majority Holders decide that any of the Registrable Securities covered by any Shelf Registration Statement are to be sold in an underwritten offering, the underwriter or underwriters and manager or managers that will manage such offering will be selected by the Majority Holders and shall be acceptable to the Issuers.  No Holder of Registrable Securities may participate in any underwritten registration hereunder unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

ARTICLE 4
INDEMNIFICATION; CONTRIBUTION

Section 4.01.  Indemnification; Contribution.  (a) The Issuers and the Subsidiary Guarantors agree jointly and severally to indemnify and hold harmless each Holder, officers, directors, partners, employees, representatives and agents of each Person, if any, who controls any Holder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment or supplement thereto) pursuant to which Registrable Securities were registered under the 1933 Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (or any amendment or supplement thereto) or any Free Writing Prospectus or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)   against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 4.01(d) below) any such settlement is effected with the written consent of the Issuers; and

(iii)  against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by any indemnified party), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Issuers by the

Holder expressly for use in a Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto).

(b)        Each Holder severally, but not jointly, agrees to indemnify and hold harmless the Issuers, the Subsidiary Guarantors, the selling Holders, and each of their respective directors and officers, and each Person, if any, who controls the Issuers, a Subsidiary Guarantor, the selling Holders within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 4.01(a) hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Shelf Registration Statement (or any amendment thereto) or any Prospectus included therein (or any amendment or supplement thereto) or any Free Writing Prospectus in reliance upon and in conformity with written information with respect to such Holder furnished to the Issuers by such Holder expressly for use in the Shelf Registration Statement (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto) or such Free Writing Prospectus; provided, however, that no such Holder shall be liable for any claims hereunder in excess of the amount of net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Shelf Registration Statement.

(c)        Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party.  In no event shall the indemnifying party or parties be liable for the reasonable fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Article 4 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)        If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 4.01(a)(ii) effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 45 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(e)        If the indemnification provided for in this Article 4 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Issuers and the Subsidiary Guarantors on the one hand and the Holders on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative fault of the Issuers and the Subsidiary Guarantors on the one hand and the Holders on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Issuers and/or the Subsidiary Guarantors or the Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Issuers, the Subsidiary Guarantors and the Holders agree that it would not be just and equitable if contribution pursuant to this Article 4 were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Article 4.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Article 4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

For purposes of this Article 4, each Person, if any, who controls a Holder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Holder, and each director of an Issuer or any Subsidiary Guarantor, and each Person, if any, who controls an Issuer or any Subsidiary Guarantor within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Issuers or such Subsidiary Guarantor, as applicable.

ARTICLE 5
MISCELLANEOUS

Section 5.01.  Rule 144A.  If the Issuers cease to be required to file reports under the 1934 Act, the Issuers covenant that they will upon the request of any Holder of Registrable Securities (a) deliver such information to a prospective purchaser as is necessary to permit sales pursuant to Rule 144A under the 1933 Act, and (b) take such further action that is reasonable in the circumstances, in each case, to the extent required from time to time to enable such Holder to sell its Registrable Securities without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144A under the 1933 Act, as such Rule may be amended from time to time, or any similar rules or regulations hereafter adopted by the SEC.  Upon the request of any Holder of Registrable Securities, the Issuers will deliver to such Holder a written statement as to whether they have complied with such requirements.

Section 5.02.  No Inconsistent Agreements.  Subject to Section 5.06, neither the Issuers nor any Subsidiary Guarantor has entered into, and neither the Issuers nor any Subsidiary Guarantor will after the date of this Agreement enter into, any agreement which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof.  Subject to Section 5.06, the rights granted to the Holders hereunder do not and will not for the term of this Agreement in any way conflict with the rights granted to the holders of the Issuers’ or any Subsidiary Guarantor’s other issued and outstanding securities under any such agreements.

Section 5.03.  Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Issuers have obtained the written consent of the Majority Holders.

Section 5.04.  Notices.  All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery (a) if to a Holder, at the most current address given by such Holder to the Issuers by means of a notice given in accordance with the provisions of this Section 5.04, which address, in the case of the Initial Holders, initially is the address set forth in the relevant Exchange Agreement; and (b) if to the Issuers or any Subsidiary Guarantor, initially at the Company’s address set forth in the Exchange Agreements, and thereafter at such other address of which notice is given in accordance with the provisions of this Section 5.04.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; two business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.

Copies of all such notices, demands, or other communications shall be concurrently delivered by the person giving the same to the Trustee under the Indenture, at the address specified in such Indenture.

Section 5.05.  Successor and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders; provided that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Indenture.  If any transferee of any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement, including the restrictions on resale set forth in this Agreement and such person shall be entitled to receive the benefits hereof.

Section 5.06.  Shareholders Agreement Controls.  To the extent that the provisions of Article 5 of the Shareholders Agreement apply to any Registrable Securities, the terms of this Agreement as they relate to such Registrable Securities shall be interpreted and are hereby deemed modified to the extent necessary to ensure that such terms are no more favorable to the Holders of such Registrable Securities than the terms set forth in Article 5 of the Shareholders Agreement.  In addition, if any Shelf Registration is or becomes a “Piggyback Registration” (as defined in the Shareholders Agreement), the terms of this Agreement as they relate to such Shelf Registration shall be interpreted and are hereby deemed modified to the extent necessary to ensure that such terms do not reduce the amount of the “Registrable Securities” of the “Shareholders” (as such terms are defined in the Shareholders Agreement), if any, included in such Shelf Registration.

Section 5.07.  Specific Enforcement.  Without limiting the remedies available to the Holders, the Issuers acknowledge that any failure by the Issuers to comply with their obligations under Sections 2.01 through 2.03 hereof may result in material irreparable injury to the Holders for which there is no adequate remedy at law, that it would not be possible to measure damages for such injuries precisely and that, in the event of any such failure, any Holder may obtain such relief as may be required to specifically enforce the Issuers’ obligations under Sections 2.01 through 2.03 hereof.

Section 5.08.  Restriction on Resales.  Until the expiration of one year after the original issuance of the Securities, the Issuers and the Subsidiary Guarantors will not resell any Securities that are “restricted securities” (as such term is defined under Rule 144(a)(3) under the 1933 Act) that have been reacquired by any of them, except pursuant to a registered offering.

Section 5.09.  Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 5.10.  Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 5.11.  Governing Law.  THIS AGREEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

Section 5.12.  Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SYMBION, INC.

By:	/s/ Teresa F. Sparks
	Name:	Teresa F. Sparks
	Title:	Senior Vice President of Finance and Chief Financial Officer

SYMBION HOLDINGS CORPORATION

By:	/s/ Teresa F. Sparks
	Name:	Teresa F. Sparks
	Title:	Senior Vice President of Finance and Chief Financial Officer

THE SUBSIDIARY GUARANTORS SET FORTH ON SCHEDULE A HERETO

By:	/s/ Teresa F. Sparks
	Name:	Teresa F. Sparks
	Title:	Vice President

Confirmed and accepted as of the date first above written:

NAME OF INITIAL HOLDER

By:
Name:
Title:

Schedule A

SUBSIDIARY GUARANTORS

Ambulatory Resource Centres Investment Company, LLC

Ambulatory Resource Centres of Florida, Inc.

Ambulatory Resource Centres of Massachusetts, Inc.

Ambulatory Resource Centres of Texas, Inc.

Ambulatory Resource Centres of Washington, Inc.

Ambulatory Resource Centres of Wilmington, Inc.

ARC Development Corporation

ARC Financial Services Corporation

ASC of Hammond, Inc

ASC of New Albany, LLC

Austin Surgical Holdings, LLC

Houston PSC - I, Inc.

Lubbock Surgicenter, Inc.

Medisphere Health Partners - Oklahoma City, Inc.

Medisphere Health Partners Management of Tennessee, Inc.

NeoSpine Surgery of Nashville, LLC

NeoSpine Surgery of Puyallup, LLC

NeoSpine Surgery, LLC

NSC Edmond, Inc.

Physicians Surgical Care, Inc.

Premier Ambulatory Surgery of Duncanville, Inc.

PSC Development Company, LLC

PSC of New York, L.L.C.

PSC Operating Company, LLC

Quahog Holding Company, LLC

SARC/Asheville, Inc.

SARC/Circleville, Inc.

SARC/DeLand, Inc.

SARC/Ft. Myers, Inc.

SARC/FW, Inc.

SARC/Georgia, Inc.

SARC/Jacksonville, Inc.

SARC/Kent, LLC

SARC/Knoxville, Inc.

SARC/Largo Endoscopy, Inc.

SARC/Largo, Inc.

SARC/Metairie, Inc

SARC/Providence, LLC

SARC/San Antonio, LLC

SARC/Savannah, Inc.

SARC/St. Charles, Inc.

SARC/Vincennes, Inc.

SARC/Worcester, Inc.

SMBI Gresham, LLC

SMBI Havertown, LLC

SMBI Idaho, LLC

SMBI Portsmouth, LLC

SMBIMS Birmingham, Inc.

SMBIMS Durango, LLC

SMBIMS Florida I, LLC

SMBIMS Greenville, LLC

SMBIMS Kirkwood, LLC

SMBIMS Novi, LLC

SMBIMS Orange City, LLC

SMBIMS Steubenville, Inc.

SMBIMS Tuscaloosa, Inc.

SMBIMS Wichita, LLC

SMBISS Beverly Hills, LLC

SMBISS Chesterfield, LLC

SMBISS Encino, LLC

SMBISS Irvine, LLC

SMBISS Thousand Oaks, LLC

SSC Provider Network, LLC

SurgiCare of DeLand, Inc.

Symbion Ambulatory Resource Centres, Inc.

SymbionARC Management Services, Inc.

SymbionARC Support Services, LLC

Texarkana Surgery Center GP, Inc.

UniPhy Healthcare of Johnson City VI, LLC

UniPhy Healthcare of Louisville, Inc.

UniPhy Healthcare of Maine I, Inc.

UniPhy Healthcare of Memphis I, LLC

UniPhy Healthcare of Memphis II, Inc.

UniPhy Healthcare of Memphis III, LLC

UniPhy Healthcare of Memphis IV, LLC

VASC, Inc.

Village Surgicenter, Inc.